UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 6, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On May 6, 2008, Nicholas Simon, age 53, was formally appointed to the Board of Directors of Avanir Pharmaceuticals (the “Company”). Mr. Simon was appointed as a Class II director, with an initial term expiring at the 2009 annual meeting of shareholders. Mr. Simon is Managing Director of Clarus Ventures, LLC (“Clarus”), a venture capital firm focused on life sciences companies, which he co-founded in February 2005. In March 2008, the Company had agreed with Clarus that Mr. Simon would be appointed to the Board in connection with Clarus’s purchase of 15,557,318 shares of common stock and warrants to purchase an additional 5,445,061 shares of common stock for total consideration of approximately $17.8 million. Clarus is currently the beneficial owner of approximately 19.9% of the Company’s total issued and outstanding shares, excluding the shares that may be acquired upon exercise of the warrants held by Clarus. Because the warrants have a limitation on their exercisability to the extent that beneficial ownership would exceed 19.9% on a post-exercise basis, the underlying warrant shares have been excluded from Clarus’s beneficial ownership calculations.
     From April 2000 to July 2001, Mr. Simon was chief executive officer and founder of Collabra Pharma, Inc., a pharmaceutical company. Previously, Mr. Simon served in various management positions at Genentech, Inc., including its vice president of business and corporate development. Mr. Simon is currently on the board of directors of public companies ARYx Therapeutics Inc. and Poniard Pharmaceuticals, Inc., as well as private companies Sientra, Inc., Neosil, Inc., QuatRx Pharmaceuticals Company, Pearl Therapeutics, Inc. and Verus Pharmaceuticals, Inc. He is also on the advisory council of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a bachelor of sciences degree in microbiology from the University of Maryland and a master’s degree in business administration in marketing from Loyola College.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 9, 2008	Avanir Pharmaceuticals
	By:	/s/ Christine Ocampo
Christine Ocampo
Vice President, Finance